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[PULTE HOMES LOGO]

FOR IMMEDIATE RELEASE                                  Contact:  James Zeumer
                                                       Pulte Homes, Inc.
                                                       Vice President
                                                       (248) 433-4597
                                                       email:  jzeumer@pulte.com




                 PULTE HOMES REACHES SETTLEMENT ON DISCONTINUED
                          FIRST HEIGHTS BANK OPERATIONS


         BLOOMFIELD HILLS, MICHIGAN, OCTOBER 17, 2001 - Pulte Homes, Inc. (NYSE:
PHM) announced today that it has reached a settlement with the Federal Deposit Insurance Corporation (FDIC) relating to its discontinued First Heights Bank operations. Although terms of the settlement were not disclosed, the Company indicated that there would be no charge to earnings as a result of the settlement.

         The case involved a contract dispute about the proper interpretation of provisions for sharing of certain tax benefits and certain other matters associated with the 1988 purchase and ownership of five failed Texas thrifts by the Company's First Heights Bank subsidiary. First Heights Bank sold substantially all of its assets in 1994 and is reported as a Discontinued Operation.

         As has been reported in Pulte Homes' public filings, including the most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, the settled litigation consisted of two lawsuits related to First Heights' acquisition of the five thrifts. A third lawsuit, filed by the Company in 1996 in the Court of Federal Claims is not impacted by the settlement of these two cases. As previously reported in August 2001, the Court of Federal Claims ruled that the United States was liable for breach of contract related to the Company's acquisition of the five thrifts. The Court has not yet determined the amount of damages to which the Company is entitled in that case.